SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2014

PEOPLES FEDERAL BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34801	27-2814821
(State or Other Jurisdiction Identification No.)	(Commission File No.)	(I.R.S. Employer of Incorporation)

435 Market Street, Brighton, Massachusetts	02135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 254-0707

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 25, 2014, Peoples Federal Bancshares, Inc. (“Peoples”), the holding company for Peoples Federal Savings Bank, held a special meeting of its stockholders to approve and adopt the Agreement and Plan of Merger, dated as of August 5, 2014, between Peoples and Independent Bank Corp (“Independent”) providing for the merger of Peoples with and into Independent (the “Merger Agreement”) and related transactions. The proposal to approve the Merger Agreement was approved by a majority of the total number of the outstanding shares of Peoples common stock entitled to vote at the special meeting. The number of votes for and against, as well as the number of abstentions and broker non-votes on this proposal was as follows:

For	Against	Abstention	Broker Non Vote
4,555,968	107,132	731	0

The proposal to authorize the adjournment or postponement of the Special Meeting under certain circumstances was approved by a majority of the votes cast at the special meeting. The number of votes for and against, as well as the number of abstentions and broker non-votes on this proposal was as follows:

For	Against	Abstention	Broker Non Vote
4,475,180	182,979	5,672	0

The proposal to approve, on a non-binding advisory basis a resolution approving certain compensation payable to the named executives of Peoples was approved by a majority of the votes cast at the special meeting. The number of votes for and against, as well as the number of abstentions and broker non-votes on this proposal was as follows:

For	Against	Abstention	Broker Non Vote
3,551,864	1,030,953	81,014	0

Item 8.01	Other Events.

On November 26, 2014, Peoples announced that their stockholders voted to approve and adopt the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PEOPLES FEDERAL BANCSHARES, INC.

DATE: November 26, 2014	By:	/s/ Maurice H. Sullivan, Jr.
Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

99.1	Press Release, dated November 26, 2014